Exhibit 10.46

Form of Director Deferred Stock Unit Agreement

IKARIA, INC.

Director Deferred Stock Unit Agreement

Amended and Restated 2010 Long Term Incentive Plan

NOTICE OF GRANT

This Deferred Stock Unit Agreement (this “Agreement”) is made as of the Agreement Date between Ikaria, Inc. (the “Company”), a Delaware corporation, and the Participant.

I.              Agreement Date

Date:

II.            Participant Information

Participant:

Participant Address:

III.           Grant Information

Grant Date:

Deferred Stock Units:

IV.           Vesting Table

Vesting Date	DSUs that Vest
First anniversary of the Grant Date	100%

This Agreement includes this Notice of Grant and the following Exhibits, which are expressly incorporated by reference in their entirety herein:

Exhibit A — General Terms and Conditions

Exhibit B — Amended and Restated 2010 Long Term Incentive Plan

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Agreement Date.

IKARIA, INC.	PARTICIPANT

Name:	Name:
Title:

Director Deferred Stock Unit Agreement

Amended and Restated 2010 Long Term Incentive Plan

EXHIBIT A

GENERAL TERMS AND CONDITIONS

For valuable consideration, receipt of which is acknowledged, the parties hereto agree as follows:

1.                                       Grant of DSUs; Condition of Grant.

Grant of DSUs.  In consideration of services rendered to the Company by the Participant, the Company has granted to the Participant, subject to the terms and conditions set forth in this Agreement and in the Company’s Amended and Restated 2010 Long Term Incentive Plan (the “Plan”), an award of Deferred Stock Units (the “DSUs”), representing an award of the number of DSUs (the “Share Number”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”).  The DSUs entitle the Participant to receive, subject to the vesting of the DSUs described in Section 2 below and at the time set forth in Section 3 below, one share of common stock, $0.01 par value per share, of the Company (the “Common Stock”) for each DSU that vests and any related Dividend Equivalents (as defined below).  The shares of Common Stock that are issuable upon vesting of the DSUs are referred to in this Agreement as the “Shares.”

2.                                       Vesting of the DSUs.

(a)                                  Vesting of the DSUs.  Subject to the other provisions of this Section 2, the DSUs shall vest in accordance with the Vesting Table set forth in the Notice of Grant (the “Vesting Table”).

(b)                                 Change in Control.  Upon a “change in control event” with respect to the Company within the meaning of Section 409A of the Internal Revenue Code and the guidance issued thereunder (“Section 409A”), the vesting of the DSUs shall accelerate in full.  Such event is referred to herein as a “Section 409A Change in Control”.

(c)                                  Service Termination.

(1)                                  Termination of the Participant.  Except to the extent specifically otherwise provided in another agreement between the Particpant and the Company or in Section 2(c)(2) below, upon the termination of the Participant’s service to the Company as a director, employee, officer or advisor for any reason or no reason, all DSUs that have not vested pursuant to Section 2(a) or Section 2(b) shall be automatically forfeited as of such termination.

(2)                                  Death.  Upon the death of the Participant, the vesting of the DSUs shall accelerate in full.

(3)                                  Termination for Cause.  Notwithstanding anything herein to the contrary, in the event that the Participant is terminated for Cause, any DSUs that have vested shall be forfeited and no Shares or Dividend Equivalents shall be issued pursuant to Sections 3 and 4, respectively, to the Participant.  If the Participant is party to an employment or severance agreement with the Company that contains a definition of “cause” for termination of service, “Cause” shall have the meaning ascribed to such term in such agreement.  Otherwise, “Cause” shall mean (i) Participant’s willful failure substantially to perform his or her duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) Participant’s commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure by Participant of any proprietary information or trade secrets of the Company or any other party to whom the Participant owes an obligation of nondisclosure as a result of his or her relationship with the Company; or (iv) Participant’s willful breach of any of his or her obligations under any written agreement or covenant with the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, nondisclosure, non-competition or other similar agreement between the Participant and the Company), as determined by the Board, which determination shall be conclusive.

(4)                                  Service with Affiliated or Successor Companies.  For purposes of this Agreement, service to the Company shall include service with a parent or subsidiary of the Company (each as defined under the Plan), or any successor to the Company.

3.                                       Issuance of Shares.

(a)                                  The Shares that are subject to vested DSUs shall be issued to the Participant (or his or her estate, if applicable) or to the broker designated by the Participant (or his or her estate, if applicable), in certificated or uncertificated form, on the earliest to occur of:

(1)                                  The Participant’s “separation from service” from the Company within the meaning of Section 409A;

(2)                                  The Participant’s “disability” within the meaning of Section 409A;

(3)                                  The Participant’s death; and

(4)                                  A Section 409A Change in Control.

(b)                                 In no event shall the Company or the Participant have any right to accelerate or defer issuance of the Shares to a time or event other than as set forth in Section 3(a) unless permitted or required by Section 409A.

(c)                                  Only if the Participant is a “specified employee” of the Company (within the meaning of Section 409A) and such Shares are issued to the Participant as a result of his or her separation from service (within the meaning of Section 409A), the delivery of the Shares shall be delayed until the date that is the earlier of (1) six months and one day after the date of the separation from service and (2) the date of the Participant’s death.

(d)                                 Except as set forth in Section 4, the Participant shall have no rights as a stockholder of the Company with respect to the Shares of Common Stock underlying the DSUs, including no voting rights, until such time as the Shares, if any, are issued to the Participant pursuant to this Section 3.

4.                                       Dividends.  An amount equal to any dividends or other distributions that are declared and paid by the Company with respect to the number of Shares of Common Stock underlying the vested portion of the DSUs (“Dividend Equivalents”) shall be credited to an account for the Participant and such Dividend Equivalents shall be settled, in the discretion of the Board, in either cash or shares of Common Stock having a value equal to the amount of such account, at the time that the Shares are delivered to the Participant pursuant to Section 3(a) of this Agreement.

5.                                       Withholding Taxes.

(a)                                  Participant acknowledges that he or she has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of this investment and the actions contemplated by this Agreement.  Participant affirms that he or she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents.

(b)                                 The Company’s obligation to issue Shares to Participant pursuant to Section 3 shall be subject to Participant’s satisfaction of all applicable income tax (including federal, state and local taxes), social insurance, payroll tax, or other tax related withholding requirements associated with or related to the grant, vesting or delivery of the Shares (“Withholding Taxes”).

6.                                       Restrictions on Transfer.  Neither the DSUs nor any interest therein may be sold, assigned, transferred, pledged or otherwise encumbered by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution.  The terms of this Agreement shall be binding upon the executors, administrators, heirs, successors and assigns of the Participant.

7.                                       Effect of Transaction.

(a)                                  In connection with a Transaction (as defined in the Plan), the Board of Directors or a designated committee thereof (the “Committee”) may take any one or more of the following actions with respect to the DSUs on such terms as the Committee determines (except to the extent specifically otherwise provided in another agreement between the Company and the Participant):  (i) provide that outstanding DSUs shall become vested upon such Transaction, (ii) provide that the DSUs shall be assumed, or substantially equivalent DSUs shall be substituted, by the acquiring or succeeding corporation (or an affiliate thereof), (iii) in the event of a Transaction under the terms of which holders of Common Stock will receive upon consummation thereof a cash payment for each share surrendered in the Transaction (the “Acquisition Price”), provide for a cash payment to Participant with respect to each DSU held by a Participant, to be paid at the time set forth in Section 3(a), in an amount equal to (A) the number of DSUs vested upon or immediately prior to such Transaction multiplied by (B) the excess of (I) the Acquisition Price over (II) any applicable tax withholdings, in exchange for the termination of such Award, (iv) provide that, in connection with a liquidation or dissolution of the Company, the DSUs shall convert into the right to receive, at the time set forth in Section 3(a), the liquidation proceeds (if applicable, net of any applicable tax withholdings), (v) any other action permitted under the Plan and (vi) any combination of the foregoing.  In taking any of the actions permitted under this Section 7(a), the Board shall not be obligated by the Plan or this

Agreement to treat all Awards under the Plan, all Awards held by Participant, or all Awards of the same type, identically.

(b)                                 Notwithstanding the terms of Section 7(a), (i) if the Transaction constitutes a Section 409A Change in Control, then no assumption or substitution shall be permitted pursuant to Section 7(a)(ii) and instead the Shares with respect to any vested DSUs shall be issued to the Participant upon such Transaction consistent with Section 3(a) of this Agreement; and (ii) the Committee may only undertake the actions set forth in clauses (i), (iii), (iv) or (v) of Section 7(a) if the Transaction constitutes a Section 409A Change in Control and/ or such action is permitted or required by Section 409A of the Code; if the Transaction is not a Section 409A Change in Control or such action is not permitted or required by Section 409A of the Code, and the acquiring or succeeding corporation does not assume or substitute the DSUs pursuant to clause (ii) of Section 7(a), then the unvested DSUs shall terminate immediately prior to the consummation of the Transaction without any payment in exchange therefor.

(c)                                  For purposes of Section 7(a)(ii), the DSU shall be considered assumed if, following consummation of the Transaction, such award confers the right to receive pursuant to the terms of such award, for each share of Common Stock subject to the DSU immediately prior to the consummation of the Transaction, the consideration (whether cash, securities or other property) received as a result of the Transaction by holders of Common Stock for each share of Common Stock held immediately prior to the consummation of the Transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Common Stock); provided, however, that if the consideration received as a result of the Transaction is not solely common stock of the acquiring or succeeding corporation (or an affiliate thereof), the Company may, with the consent of the acquiring or succeeding corporation, provide for the consideration to be received upon the exercise or settlement of the award to consist solely of such number of shares of common stock of the acquiring or succeeding corporation (or an affiliate thereof) that the Committee determined to be equivalent in value (as of the date of such determination or another date specified by the Committee) to the per share consideration received by holders of outstanding shares of Common Stock as a result of the Transaction.

8.                                       Miscellaneous.

(a)                                  No Rights to Service.  The Participant acknowledges and agrees that the grant of the DSUs and their vesting pursuant to Section 2 do not constitute an express or implied promise of a continued service relationship for the vesting period of the DSUs, or for any period.

(b)                                 Section 409A.  This Agreement is intended to comply with the requirements of Section 409A and shall be construed consistently therewith.  In any event, the Company makes no representations or warranties and will have no liability to the Participant or to any other person, if any of the provisions of or payments under this Agreement are determined to constitute nonqualified deferred compensation subject to Section 409A but that do not satisfy the requirements of that Section.  Notwithstanding anything herein to the contrary, the rights provided for under this Agreement shall constitute an unfunded and unsecured promise of the Company.

(c)                                  Entire Agreement.  This Agreement and the Plan constitute the entire agreement between the parties, and supersede all prior agreements and understandings, relating to the subject matter of this Agreement.  In the event of a conflict between the terms and provisions of the Plan and the terms and provisions of this Agreement, the Plan terms and provisions shall prevail.

(d)                                 Governing Law.  This Agreement shall be construed, interpreted and enforced in accordance with the internal laws of the State of Delaware, without regard to any applicable conflict of law principles.

(e)                                  Interpretation.  The interpretation and construction of any terms or conditions of the Plan or this Agreement by the Committee shall be final and conclusive.

EXHIBIT B

AMENDED AND RESTATED 2010 LONG TERM INCENTIVE PLAN

See Amended and Restated 2010 Long Term Incentive Plan of Ikaria, Inc., filed as Exhibit 10.3 to Ikaria, Inc.’s Amendment No. 1 to Registration Statement on Form S-1, filed with the Securities and Exchange Commission on August 17, 2010.